Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 ® Index (ticker “SPX”) Underlying: July 31, 2024 Pricing date: July 31, 2026 Interim valuation date: July 31, 2029 Final valuation date: August 3, 2029 Maturity date: If on the interim valuation date, the closing value of the underlying is greater than or equal to the autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the premium Automatic early redemption: $1,000 × the underlying return × the upside participation rate Return amount: At least 115%* Upside participation rate: 16.00% of the stated principal amount Premium: 80% of the initial underlying value Buffer value: 20% Buffer percentage: 95% of the initial underlying value Autocall barrier value: 17331U4P9 / US17331U4P97 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: T he closing value of the underlying on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the buffer value, you will you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at Maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated June 28, 2024 Pricing Supplement: *The actual participation rate will be determined on the pricing date. **The hypotheticals assume that the participation rate will be set at the lowest value indicated in this offering summary and th e securities have not been automatically redeemed prior to maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Buffered Autocallable Securities Linked to SPX Hypothetical Payment at Maturity** Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return $1,575.00 57.50% 50.00% C $1,287.50 28.75% 25.00% $1,057.50 5.75% 5.00% $1,000.00 0.00% 0.00% B $1,000.00 0.00% - 5.00% $1,000.00 0.00% - 20.00% $999.90 - 0.01% - 20.01% A $450.00 - 55.00% - 75.00% $200.00 - 80.00% - 100.00% B C A Hypothetical Payment at Early Redemption Premium Valuation Date on which Closing Value Exceeds Autocall Barrier Value $1,160.00 16.00% July 31, 2026 Hypothetical Interim Payment per Security If the closing value of the underlying is greater than or equal to the autocall barrier value on the interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following the interim valuation date.

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.